Exhibit 10.4

DATED 24 October 2005

SPACELABS HEALTHCARE, INC.

OSI SYSTEMS, INC.

RELATIONSHIP AGREEMENT

in respect of

SPACELABS HEALTHCARE, INC.

Adelaide House London Bridge London EC4R 9HA

Tel +44 (0) 20 7760 1000 Fax +44 (0) 20 7760 1111

DATED 24 October 2005

PARTIES

1	Spacelabs Healthcare, Inc. (a corporation incorporated under the laws of the State of Delaware, USA whose principal place of business is at 5150 220th Avenue SE, Issaquah, Washinton 98029, USA) (the “Corporation”);

2	OSI Systems, Inc. (a corporation incorporated under the laws of the State of California, USA INC of 12525 Chadron Ave, Hawthorne CA 90250 USA)(the “Shareholder”).

RECITALS

A	The Corporation has applied to AIM for the admission of the whole of its issued and to be issued shares of common stock to be admitted to trading.

B	The Shareholder is a company incorporated in the State of California, USA and is listed on NASDAQ. The Corporation is bound by the laws of the State of Delaware, USA.

C	Prior to the date of this Agreement and on Admission, the Shareholder will be a Controlling Shareholder of the Corporation.

D	The parties wish to ensure, for so long as the Shareholder (and/or any of its Associates) remains a Controlling Shareholder, the ability of the Corporation to carry out its business independently of the Shareholder (and/or any of its Associates) and on arm’s length terms, and to regulate all and any transactions involving both parties in the best interests of each of the Shareholder and the Corporation respectively.

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	The following definitions apply:

AIM	AIM, a market operated by the London Stock Exchange plc;

Admission	admission of the whole of the issued and to be issued shares of common stock of the Corporation to trading on AIM;

Associates	means in relation to the Shareholder:

(a) any other company which is its subsidiary or holding company;

(b) any company whose directors are obliged to act in accordance with the Shareholder’s directions or instructions;

(c) any director of the Shareholder; or

(d) any trustee or nominee of any of the persons detailed in paragraph (a) to (c) above;

for the time being and in each case other than the Corporation or any subsidiary of the Corporation;

Controlling Shareholder	means a shareholder that is entitled to exercise or to control the exercise of 30 per cent. or more of the rights to vote at general meetings of the Corporation;

Independent Directors	directors (who may, for the avoidance of doubt be executive directors or non-executive directors) from time to time of the Corporation who are not and who have never been, directly or indirectly, employees or directors of the Shareholder and/or any of its Associates and are free from any business or other relationship which could materially interfere with the exercise of their independent judgement as directors of the Corporation provided always that the right to exercise options over stock in the capital of the Corporation or any stockholding in the Corporation shall not be regarded for the purposes of this Agreement as precluding a director from being an Independent Director;

Shares	the shares of common stock in the capital of the Corporation beneficially owned by or under the direct or indirect control of the Shareholder; and

Voting Rights	the voting rights of the Shareholder and/or any of its Associates attaching to any Shares or otherwise, whether relating to the board of directors or as a stockholder.

1.2	Unless otherwise stated, a reference to a recital, clause or sub-clause is a reference to a recital, clause or sub-clause of, this agreement and a reference to this agreement includes its recitals.

1.3	Clause headings in this agreement are for ease of reference only and do not affect its construction.

1.4	A company is a “subsidiary” of another company, its “holding company”, if that other company:

1.4.1	holds a majority of the voting rights in it; or

1.4.2	is a member of it and has the right to appoint or remove a majority of its board of directors; or

1.4.3	is a member of it and controls alone, pursuant to an agreement with other stockholders or members, a majority of the voting rights in it; or

1.4.4	is a subsidiary of a company which is itself a subsidiary of that other company.

2	Condition

2.1	The obligations of the parties under this agreement are conditional on Admission becoming effective not later than 8.30 am on 8 November 2005 or such later time or date agreed between the parties.

2.2	If Admission has not become effective in accordance with clause 2.1, this agreement shall lapse and be of no further effect.

3	Undertakings

3.1	For so long as the Shareholder and/or any of its Associates constitutes a Controlling Shareholder, the Shareholder shall (and shall, if applicable, procure that each of its relevant Associates shall) at all times and subject to applicable laws exercise its Voting Rights so as to procure, insofar as it is able to do so by the exercise of those rights and powers of control, that:

3.1.1	the Corporation is capable at all times of carrying on its business independently of the Shareholder and, if applicable, its relevant Associates;

3.1.2	all transactions, agreements or arrangements entered into between (1) the Corporation and (2) the Shareholder and, if applicable, its relevant Associates (or their enforcement, implementation or amendment) will be made at arm’s length and on a normal commercial basis (the parties acknowledging that this agreement has been concluded on that basis);

3.1.3	no variations are made to the Corporation’s certificate of incorporation, by-laws or other constitutional documentation which would be contrary to the maintenance of the Corporation’s ability to carry on its business independently of the Shareholder and its Associates;

3.1.4	any director of the Corporation not being an Independent Director will at all times abstain from exercising his voting rights and other powers of control available to him where the interests of the Company and the Shareholder conflict;

3.1.5	the provisions of this Agreement are observed; and

3.1.6	once all inter company resolution procedures are exhausted, any dealings or disputes between the Controlling Shareholder and/or its Associates and the Corporation shall be passed to and dealt with on behalf of the Corporation by a committee comprising only the Independent Directors.

3.2	For so long as the Shareholder (and/or any of its relevant Associates) constitutes a Controlling Shareholder, the Shareholder shall (and shall, if relevant, procure that its relevant Associates shall):

3.2.1	not directly undertake any activity which may render the Corporation incapable of carrying on its business independently, or enter into any transactions and relationships between the Corporation and the Shareholder (or its Associates) which are not at arm’s length or on a normal commercial basis; and

3.2.2	not propose or vote in favour of any resolution amending the Corporation’s certificate of incorporation, by-laws or other constitutional documentation unless such resolution is voted in favour of by a majority of the Independent Directors.

3.3	The Shareholder confirms that as of the date of this Agreement and so far as it is aware all material agreements or arrangements subsisting between the Corporation and it and its Associates are on arm’s length terms and a normal commercial basis and have been disclosed to the management and board of directors of the Corporation and the Shareholder.

3.4	The Corporation confirms that as of the date of this Agreement and so far as it is aware all material agreements or arrangements subsisting between it and the Shareholder and its Associates are consistent with and in conformity with this Agreement.

3.5	It is not intended that a third party should have the right to enforce a provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

4	Termination

4.1	Subject to clauses 4.2 and 4.3, this Agreement shall terminate and, except in respect of any prior breach, no party shall have any rights or obligations under it, on the Shareholder and/or any of its Associates, if applicable, ceasing to constitute a Controlling Shareholder.

4.2	The provisions of clause 3.2.2 shall cease to have effect upon the Corporation’s directors (acting by majority) adopting any resolution or series of resolutions to:

4.2.1	approve the dual listing or listing on any other recognised investment exchange (including, for the avoidance of doubt, NASDAQ); and

4.2.2	as a result of the resolution(s) referred to in clause 4.2.1 above, amend or replace the by-laws of the Company in connection with such listing or dual listing.

4.3	This Agreement shall terminate forthwith and automatically upon any amendment or replacement of the by-laws of the Company as a result of the Company becoming listed or dual listed on any other recognised investment exchange (including for the avoidance of doubt, NASDAQ).

5	Waiver

5.1	The rights of any party in respect of a breach of this agreement shall not be affected by another party failing to exercise, or delaying in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release. A single or partial exercise of a right or remedy provided by this agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

5.2	Waiver of a breach of a term of this agreement, or of a default under it, does not (i) constitute a waiver of another breach or default or (ii) affect the other terms of this agreement.

5.3	The rights and remedies provided in this agreement are cumulative and not exclusive of any other rights or remedies.

6	Invalidity

If a provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected. The parties agree to negotiate in good faith to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be illegal or unenforceable.

7	Disclosure

The parties to this Agreement agree and acknowledge that this document may be summarised in, and made available for inspection, as referred to in, the admission document to be published by the Corporation in connection with Admission.

8	Counterparts

8.1	This agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

8.2	Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

9	No assignment

None of the rights and/or obligations of any of the parties under this agreement may be assigned or transferred to any other person.

10	Proper law

This agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the competent courts in England.

Executed as a deed and delivered by the parties on the date of this agreement.

Executed as a deed by Spacelabs Healthcare, Inc.

acting by:

Director, duly authorised

/s/ Nikhil Mehta

Executed as a deed by OSI Systems, Inc.

acting by:

Officers, duly authorised

/s/ Victor Sze